EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 19, 2004, on our reviews of interim consolidated financial information of 3M Company and its Subsidiaries (the Company) for the three-month and six-month periods ended June 30, 2004 and 2003, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in the Company’s registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957, 333-30689, 333-30691, 333-44760, 333-44692, 333-73192, 333-101727, 333-101751 and 333-109282), Form S-3 (Registration Nos. 33-48089, 333-42660, 333-48922, 333-98163, 333-103234, 333-109211 and 333-112563), and Form S-4 (Registration No. 333-49830).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
August 4, 2004

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